Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CST Brands, Inc.:
We consent to the use of our reports dated February 18, 2016, with respect to the consolidated balance sheets of CST Brands, Inc. and subsidiaries (the Company) as of December 31, 2015 and 2014, and the related consolidated and combined statements of income, comprehensive income, cash flows and changes in shareholders’ equity / net investment for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
Our reports dated February 18, 2016, on (i) the consolidated and combined financial statements of the Company as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015, and (ii) the effectiveness of internal control over financial reporting as of December 31, 2015, contain explanatory language that state we did not audit the financial statements or internal control over financial reporting of CrossAmerica Partners LP, a consolidated variable interest entity, whose financial statements reflect total assets and revenues constituting 22 and 18 percent, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2015. CrossAmerica Partners LP’s financial statements and internal control over financial reporting were audited by other auditors whose reports have been furnished to us, and our opinions, insofar as they relate to CrossAmerica Partners LP’s financial statements and internal control over financial reporting, are based solely on the reports of the other auditors.
Very truly yours,
/s/ KPMG LLP

San Antonio, Texas
April 28, 2016